For the period ending 9/30/99                          Series 1, 2, 3, 5, 7, & 9
File Number 811-3333

Sub-Item 77D:  Policies with respect to security investments
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On June 23, 1999, the Board of Directors approved the purchase of credit ratings on a particular security when it is believed it will provide a net economic benefit to the shareholders.